Exhibit 23.10

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I Hugo Miranda, ChMC (RM), hereby consent to the use of my name in connection with the reference to the report entitled “Technical Report on the Chapada Mine, Goiás State, Brazil” dated March 21, 2018 (the “Report”), to the use of my name in connection with the written disclosure under the heading “Description of the Business — Material Producing Mines — Chapada Mine”, excluding the written disclosure under the heading “Mineral Projects — Summary of Mineral Reserve and Mineral Resource Estimates”, in Yamana’s Annual Report on Form 40-F for the year ended December 31, 2017 (the “Disclosure”) and to the inclusion or incorporation by reference of references to and summaries of the Disclosure and the Report in the Registration Statement.

By:	/s/ Hugo Miranda
Name:	Hugo Miranda, ChMC (RM)

Dated: March 29, 2018